EXHIBIT 13.1
CERTIFICATION
of
Periodic Financial Report
Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C.
Section 1350
I, André Y. Fortier, President and Chief Executive Officer of Campbell Resources Inc., hereby certify that the Amendment Number 1 to the Annual Report on Form 20-F/A for the Fiscal Year ended December 31, 2007 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of Campbell Resources Inc.
Date: June 27, 2008

By:	(s) André Y. Fortier
André Y. Fortier
President and Chief Executive Officer

This certification is made solely for the purposes of 18 U.S.C. Section 1350, subject to the knowledge standard set forth therein, and not for any other purpose. It is not being filed as part of the Annual Report or as a separate disclosure document.